                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 240.14a-12

                                              COVANCE INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

             [LOGO]

2002
NOTICE OF
ANNUAL MEETING &
PROXY STATEMENT

[LOGO]

                                                                  March 19, 2002

Dear Shareholder:

    I am pleased to invite you to attend the 2002 Annual Meeting of Shareholders of Covance Inc., to be held at 11:00 a.m., eastern daylight time, on Tuesday, May 7, 2002 at the Doral Forrestal at 100 College Road East in Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

    The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's Shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

                                Sincerely,

                                [Signature]

                                Christopher A. Kuebler
                                Chairman and Chief Executive Officer

                                  COVANCE INC.

                           -------------------------

                         NOTICE OF 2002 ANNUAL MEETING
                                OF SHAREHOLDERS

                         -----------------------------

    The 2002 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Tuesday, May 7, 2002 at 11:00 a.m., eastern daylight time, at the Doral Forrestal at 100 College Road East, Princeton, New Jersey 08540 for the following purposes:

    1.  To elect three members to the Company's Class II Board of Directors;

    2.  To approve the 2002 Employee Equity Participation Plan; and

    3. To act upon such other matters as may properly come before the Annual Meeting.

    Only Shareholders of record at the close of business on March 13, 2002 are entitled to notice of, and to vote at, the Annual Meeting.


                                      [SIGNATURE]
                                      James W. Lovett
                                      Corporate Vice President,
                                      General Counsel and Secretary

March 19, 2002

                                  COVANCE INC.
                              210 CARNEGIE CENTER
                          PRINCETON, NEW JERSEY 08540

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                      2002 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 7, 2002

                            ------------------------

                              GENERAL INFORMATION

    The accompanying proxy is solicited by the Board of Directors of Covance Inc. (the "Company" or "Covance") in connection with the 2002 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 7, 2002 at 11:00 a.m., eastern daylight time, at the Doral Forrestal, 100 College Road East, Princeton, New Jersey and at any adjournment or postponement thereof ("Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to Shareholders on or about March 19, 2002.

    When you return a proxy card that is properly signed, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class II Directors, by marking the appropriate box you may (a) vote for all of the Class II Director nominees as a group, (b) vote for all of the Class II Director nominees as a group except those nominees whose names you specify on the cards, or (c) withhold your vote from all nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you properly sign and return your proxy card but do not specify any choices you will confer authority upon the persons named as proxies to vote your shares in their discretion. The proxy also gives discretionary authority to these individuals to vote your shares of Common Stock upon such other matters as may properly come before the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a Director. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

    Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

    Shares of Common Stock held in the Company's Stock Purchase Savings Plan ("401k Plan"), including shares held in the 401k Plan as a result of the merger of the Employee Stock Ownership Plan into the 401k Plan, are held of record and are voted by the trustee of the 401k Plan. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Computershare Trust Company ("Computershare"), and are voted by Computershare at the direction of ESPP plan participants. Participants in the 401k Plan may direct the trustee of the plan, and the participants in the ESPP may direct Computershare as to how to vote shares allocated to their 401k Plan and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The 401k Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents. As administrator of the ESPP, Computershare will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

    Only Shareholders of record on March 13, 2002 ("Record Date") are entitled to notice of, and to vote at, the Annual Meeting. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner. As Directors are elected by a plurality vote, the three nominees receiving the highest vote totals will be elected and the outcome of the vote for Directors will not be affected by abstentions or broker non-votes. As the proposal to approve the 2002 Employee Equity Participation Plan requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will be treated as votes cast on this matter while broker non-votes will not be treated as votes cast. As of February 11, 2002, there were 60,186,368 shares of Common Stock issued and outstanding. Each Shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

                                     ITEM 1
                         ELECTION OF CLASS II DIRECTORS

    The Board of Directors (the "Board") is divided into three classes, with two classes of three Directors each, and one class of two Directors, whose terms expire at successive annual meetings. Three Class II Directors will be elected at the Annual Meeting to serve for a term expiring at the Company's Annual Meeting in the year 2005. Each nominee elected as a Class II Director will continue in office until his successor has been duly elected and qualified, or until his earlier death, resignation or retirement. The Board has proposed the following nominees for election as Class II Directors at the Annual Meeting.

    Nominees for Class II Directors, with terms expiring at the Annual Meeting to be held in the year 2005 are:

                   J. Randall MacDonald
                   Kathleen G. Murray
                   William C. Ughetta

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES FOR ELECTION AS DIRECTORS.

    Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a Director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

    Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

----------------------------------------------------------------

                               CLASS II NOMINEES
                           FOR TERMS EXPIRING IN 2005

----------------------------------------------------------------

                     J. RANDALL MACDONALD, 53, has been Senior Vice
[PHOTO]              President- Human Resources for International
                     Business Machines Corporation, an information
                     technology company, since July 2000. Prior to
                     that, Mr. MacDonald had been the Executive Vice
                     President-Human Resources and Administration for
                     the GTE Corporation ("GTE"), a
                     telecommunications company, since June 1997.
                     Prior to June 1997, Mr. MacDonald held various
                     senior positions with GTE including Senior Vice
                     President-Human Resources and Administration
                     (from April 1995),
                     Vice President-Employee Relations and
                     Organizational Development (from 1988) and Vice
                     President of Organizational Development (from
                     1986). Mr. MacDonald has been a member of the
                     Covance Board since December 1996.
---------------------------------------------------------------------

                     KATHLEEN G. MURRAY, 52, has been the President
[PHOTO]              and Chief Executive Officer of Northwestern
                     Memorial Foundation, a not-for-profit affiliate
                     of Northwestern Memorial Corporation
                     ("Northwestern"), an academic medical center,
                     since February 2002. Prior to February 2002,
                     Ms. Murray was the Executive Vice President and
                     Chief Operating Officer of Northwestern.
                     Ms. Murray joined Northwestern in 1986 and was
                     Executive Vice President and Chief Operating
                     Officer since 1988. Ms. Murray also was Chair of
                     the Governing Council for Metropolitan Hospitals
                     of the American Hospital Association from
                     January 1998 to December 1998 and currently
                     serves on the boards of the Illinois Hospital
                     and HealthSystems Association, Dominican
                     University, Girl Scouts of America and the
                     Economic Club of Chicago. Ms. Murray has been a
                     member of the Covance Board since June 1998.
---------------------------------------------------------------------

                     WILLIAM C. UGHETTA, 69, is an attorney and
[PHOTO] former Senior Vice President and General Counsel of Corning Incorporated ("Corning"), a former affiliate of the Company. Mr. Ughetta joined
                     Corning in 1968 as Assistant Secretary and
                     Assistant Counsel. He was elected Secretary of
                     Corning in 1971, and a Senior Vice President in
                     1983. He is also a Director of Global Lift
                     Technologies Inc. (manufacturer of wire rope) and Chemung Canal Trust Company (banking), and is the Vice Chairman of the Board of Trustees of Corning Community College. Mr. Ughetta has been a member of the Covance Board since July 1996.

----------------------------------------------------------------

                               CLASS I DIRECTORS
                        WHOSE TERMS WILL EXPIRE IN 2004

----------------------------------------------------------------

                     ROBERT M. BAYLIS, 63, was a Vice Chairman of CS
[PHOTO] First Boston Corporation ("First Boston"), a financial services company, from March 1992 to March 1994, and from August 1995 to January
                     1996. Prior to his retirement, Mr. Baylis was with First Boston for over 33 years. He was Chairman and Chief Executive Officer of CS First
                     Boston Pacific Inc./Hong Kong from March 1994 to
                     August 1995. Prior to March 1992, Mr. Baylis held a variety of positions with First Boston, including Managing Director-Investment Banking
                     Group and Managing Director-Equity Security
                     Department. He is also a Director of Credit
                     Suisse First Boston (USA) Inc. (securities and investment banking), Host Marriott Corporation
                     (hotels), Gildan Activewear, Inc. (garments),
                     New York Life Insurance Company (insurance) and
                     PartnerRe Ltd. (reinsurance). Mr. Baylis has been a member of the Covance Board since
                     December 1996.

---------------------------------------------------------------------

                     IRWIN LERNER, 71, was the Chairman of the Board
[PHOTO]              of Directors and Executive Committee of
                     Hoffmann-La Roche Inc. ("Roche") (a
                     pharmaceutical company) from January to
                     September 1993 and was the President and Chief
                     Executive Officer of Roche from April 1980 to
                     January 1993. Mr. Lerner also was the Chief
                     Executive Officer of Reliant Pharmaceuticals,
                     LLC (a private pharmaceutical company) from July to December 2001. He also is a Director of Humana, Inc. (managed care organization),
                     Medarex, Inc. (biotechnology), V.I. Tech-nologies Inc. (blood products) and Inhale
                     Therapeutic Systems, Inc. (drug delivery therapy). Mr. Lerner has been a member of the Covance Board since December 1996.

----------------------------------------------------------------

                              CLASS III DIRECTORS
                        WHOSE TERMS WILL EXPIRE IN 2003

----------------------------------------------------------------

                     CHRISTOPHER A. KUEBLER, 48, has been Covance's
[PHOTO]              Chairman and Chief Executive Officer since
                     November 1994. From November 1994 to November
                     2001, Mr. Kuebler was also President of Covance.
                     From March 1993 through November 1994, he was the Corporate Vice President, European
                     Operations for Abbott Laboratories Inc. ("ALI"), a diversified health care company. From January
                     1991 until March 1993, Mr. Kuebler was the Vice
                     President, Sales and Marketing for ALI's Phar-maceutical Division. Mr. Kuebler held various sales and marketing positions for E.R. Squibb &
                     Sons and ALI from 1976 to 1991. Mr. Kuebler has been a member of the Covance Board since
                     November 1994, and was elected Chairman in November 1996. Mr. Kuebler also serves in various executive officer and director capaci-ties of Covance's subsidiaries. Mr. Kuebler is a Director of Inhale Therapeutic Systems, Inc.

---------------------------------------------------------------------

                     NIGEL W. MORRIS, 43, has been the President and
[PHOTO]              Chief Operating Officer of Capital One Financial
                     Corporation ("Capital One"), a financial services company, since July 1994. Mr. Morris was Executive Vice President of Signet Banking
                     Corporation's ("Signet Bank," which has since been acquired by First Union Corporation) credit card division from May 1993 to November 1994.
                     From October 1988 until April 1993, Mr. Morris was the Senior Vice
                     President-Policy/Strategy-Credit Card Business for Signet Bank. He is also a Director of Capital One and a member of Visa U.S.A. Inc.'s
                     Marketing Committee. Mr. Morris has been a member of the Covance Board since December 1996.

                         STOCK OWNERSHIP OF DIRECTORS,
                  EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows, as of February 11, 2002, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives (as defined in the Summary Compensation Table), and by the Directors and executive officers as a group, and currently exercisable options held by any of them:

                                                 COMMON STOCK (1)
                                            --------------------------
         NAME OF BENEFICIAL OWNER           SHARES OWNED   OPTIONS (2)
------------------------------------------  ------------   -----------
Robert M. Baylis..........................     12,200          9,000
Joseph L. Herring.........................     42,051         71,100
Alan Horgan...............................     25,300         49,150
Christopher A. Kuebler....................    129,897        426,879
Irwin Lerner..............................     13,200          9,000
J. Randall MacDonald......................      5,100          9,000
Nigel W. Morris...........................      2,200          9,000
Kathleen G. Murray........................      2,000          9,000
Stephen J. Sullivan.......................     32,381         52,110
William C. Ughetta........................     49,598          9,000
All Directors and executive officers as a
  group (14 persons)......................    360,103        764,718

------------------------------

(1) The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the issued and outstanding shares of Common Stock. The shares of Common Stock beneficially owned by all Directors and executive officers as a group constitutes approximately 1.8 percent of the issued and outstanding shares. The holdings reported above do not include (a) phantom stock shares issued pursuant to the Directors' Deferred Compensation Plan for each of the following Directors: 7,182 shares for Mr. Baylis, 9,527 shares for Mr. MacDonald, 3,210 shares for Ms. Murray, and 6,534 shares for Mr. Ughetta, and (b) 1,000 hypothetical shares issued to each non-employee Director pursuant to the Deferred Stock Unit Plan. The holdings reported above include 2,000 shares held by each non-employee Director issued pursuant to the Restricted Stock Plan for Non-Employee Directors, which shares will not vest until such Director has achieved six years of service (as defined in the plan) as a Director, and incentive stock issued to the Named Executives and certain other executive officers which incentive stock will not vest until the date set forth in such Officer's restricted stock agreement.

(2) Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 11, 2002.

CERTAIN SHAREHOLDERS

    Based on information filed with the Securities and Exchange Commission ("SEC"), and in some cases, information provided by beneficial owners of the Company's Common Stock, there are no beneficial owners of more than five (5%) percent of the Company's Common Stock.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

    While the executives of the Company are responsible for the Company's daily operations, the Board manages the Company and its corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of the Company and management. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 2001, the Board held seven meetings. The standing committees of the Board are the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee (collectively, the "Committees"). Mr. Kuebler is the only Director who is an employee of the Company.

    - The Audit and Finance Committee ("Audit Committee") examines and considers matters relating to the financial affairs of Covance, including reviewing Covance's audited consolidated financial statements and the scope of the external and internal audits, in accordance with a charter adopted by the Board of Directors. The members of the Audit Committee are Messrs. Baylis (Chair), Ughetta and Ms. Murray. During 2001, the Audit Committee held six meetings. Each of the members of the Audit Committee is "Independent" for purposes of the New York Stock Exchange listing standards.

    - The Compensation and Organization Committee ("Compensation Committee") makes recommendations to the Covance Board with respect to programs for human resource development and management organization and succession, determines senior executive compensation, and reviews other compensation matters and policies. The Compensation Committee also reviews employee benefit and incentive plans, administers annual and long-term incentive programs, and grants stock options and other rights under such plans. Messrs. MacDonald (Chair), Lerner and Morris are the members of the Compensation Committee. During 2001, the Compensation Committee held three meetings.

    - The Corporate Governance Committee ("Governance Committee") examines, considers and makes recommendations concerning various policies relating to the management of the Company, including policies concerning the evaluation and remuneration of Directors, and performance requirements for Directors, and proposes nominees for election to the Board and its committees. The Governance Committee will consider nominations of persons for election as Directors that are submitted by Shareholders in writing in accordance with certain requirements set forth in the Company's By-Laws. The Governance Committee's members are Ms. Murray (Chair),
      Messrs. Morris, Kuebler, MacDonald and Ughetta. During 2001, the Governance Committee held two meetings.

    In 2001, each Director attended (in person or by teleconference) at least 75% of all Board meetings and Committee meetings of which he or she was a member.

DIRECTORS' COMPENSATION

    FEES. Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Compensation for non-employee Directors for 2001 consisted of a retainer fee of $25,000 per annum and a $500 fee for each Committee meeting attended. A $1,000 fee (in lieu of the $500 fee) is paid to the Chair of a Committee for each Committee meeting attended. In addition, Directors receive 2,000 restricted shares of Common Stock upon their initial election as a Director, and, for years prior to 1998, received 200 restricted shares of Common Stock per year of service, both pursuant to the Company's Restricted Stock Plan for Non-Employee Directors ("DRSP"). All grants pursuant to the DRSP are subject to restrictions on transfer, and the initial 2,000 restricted share award is subject to a six-year cliff vesting schedule. Starting in 1998, Directors also receive an annual award of 200 hypothetical shares of the Company's Common Stock pursuant to the Company's Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors and options to purchase up to 3,000 shares of the Company's Common Stock pursuant to the Company's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price not less than 100% of the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant, provided that the Director has remained in continuous service as a Director to the vesting date. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

    Pursuant to the Directors' Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that Directors and certain executive officers of the Company report their ownership of, and transactions in, the Company's Common Stock. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during 2001.

                                     ITEM 2
            APPROVAL OF THE 2002 EMPLOYEE EQUITY PARTICIPATION PLAN

    Covance is seeking Shareholder approval of the 2002 Employee Equity Participation Plan (the "2002 Plan") which has been approved by the Board of Directors to replace the 2000 Employee Equity Participation Plan (the "2000 Plan"). If approved by the Shareholders, the 2002 Plan will be effective on May 7, 2002 and will expire on May 6, 2012. The 2002 Plan authorizes the Compensation Committee, or such other committee as is appointed by the Board to administer the 2002 Plan, to grant awards to employees and consultants of Covance or entities in which Covance has a controlling or significant equity interest. The number of shares of Common Stock available for grant under the 2002 Plan shall be 3,250,000 plus shares remaining available for grant under the 2000 Plan as described below. Effective upon the approval of the 2002 Plan by Covance's Shareholders, no further grants of options, shares or other awards shall be permitted under the 2000 Plan. All grants and awards under the 2000 Plan that remain outstanding shall be administered and paid in accordance with the provisions of the 2000 Plan out of shares issuable under the 2002 Plan. As of December 31, 2001, there were approximately 7,200 employees of Covance and its subsidiaries.

    PURPOSE. Covance is a participant in a competitive service industry. In order to increase revenue and earnings, it is generally necessary to increase the number of employees. Covance competes not only for business, but for the services of qualified executive, technical and managerial employees. Covance believes that it is necessary to offer equity incentives in order to attract and retain such employees. Accordingly, the purposes of the 2002 Plan are to encourage professional, managerial, technical, and other employees or consultants to become owners of Common Stock in order (a) to increase their proprietary interest in the Company's success; (b) to stimulate the efforts of certain key employees by giving suitable recognition to services which contribute materially to the Company's success; and (c) to provide such employees with additional incentive and award opportunity. If the 2002 Plan is approved at the Annual Meeting, an additional approval of the Shareholders would be necessary to amend the 2002 Plan to increase the number of shares available for awards under the 2002 Plan or reduce the minimum grant price.

    COMMITTEE ADMINISTRATION. The 2002 Plan shall be administered by the Compensation Committee. If considered appropriate by the Board, each member of the Compensation Committee shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the 1934 Act, and an "outside director" within the meaning set forth in the regulations promulgated under
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee currently consists solely of non-employee directors.

    ELIGIBILITY. Key executive, managerial and technical employees (including officers and employees who are Directors) and other employees and consultants of the Company or any subsidiary are eligible to participate in the 2002 Plan. The selection of individuals who are eligible to participate in the 2002 Plan is within the discretion of the Compensation Committee. Stock options, stock appreciation rights, and other stock awards may also be granted to employees of other companies who become employees of Covance or a subsidiary as a result of a merger, consolidation or acquisition in substitution for stock options or other stock denominated awards held by such employees in such other companies.

    AWARDS. The 2002 Plan authorizes the Compensation Committee to grant any of the following awards to eligible employees:

    - options to purchase Common Stock;

    - stock appreciation rights; and

    - other stock awards.

The Compensation Committee may determine to grant each of those awards singly or in combination. Shares of stock subject to awards are shares of Common Stock. Under the Plan, no individual may receive awards covering more than 25 percent of the 3,250,000 shares allocated to the Plan.

    A stock option represents the right to purchase a specified number of shares at a stated exercise price for a specified time. The 2002 Plan permits the grant of options to purchase shares at not less than the fair market value of the shares of Common Stock on the date of grant. Stock options may be in the form of non-qualified stock options as well as incentive stock options as described in
Section 422 of the Internal Revenue Code. The exercise period for stock options granted will be determined by the Compensation Committee at the time of grant, but will not be longer than ten years from the date of grant. Upon exercise, the option exercise price may be paid in cash, by tendering shares of Common Stock owned by the optionee for at least six months, or any combination of such methods. The 2002 Plan does not permit the grant of "reload" stock options which are options that provide for the grant of additional stock options contingent upon the surrender of shares of Common Stock owned by the optionee in payment of the exercise price. A stock appreciation right (an "SAR") represents a right to receive a payment in cash, shares of Common Stock or a combination of both equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount which is no less than the fair market value of the shares on the date of grant. SARs are often granted by companies to non-U.S. participants to whom stock options cannot be issued due to foreign legal restrictions or adverse tax consequences. Covance has not granted SARs through February 11, 2002. Stock awards such as incentive shares may also be granted pursuant to the 2002 Plan. Stock awards may be made in shares of Common Stock or denominated in units equivalent in value to shares or may otherwise be based on or related to shares of Common Stock.

    All shares of Common Stock subject to the 2002 Plan and covered by outstanding awards will be adjusted, to the extent the Compensation Committee deems appropriate, for any future stock splits or consolidations or other corporate transactions. The provisions governing the disposition of specific awards granted under the 2002 Plan in the event of the retirement, disability, death or other termination of employment of the participant will be determined by the Compensation Committee at the time such awards are granted. The Compensation Committee may alter or amend the 2002 Plan or any agreements granted thereunder to the extent permitted by law. The Board of Directors may terminate the 2002 Plan.

    All or part of any stock award may be subject to conditions and restrictions established by the Compensation Committee, which may include continuous service and/or achievement of performance goals. The performance criteria that may be used by the Compensation Committee in granting awards contingent on performance goals for officers to which Section 162(m) of the Code is applicable consist of stock price, earnings level, return on equity, or other criteria meeting the requirements of Section 162(m). No more than 1,000,000 shares may be issued under the 2002 Plan as awards other than stock options or SARs.

    CHANGE OF CONTROL. In the event of a change of control, awards which have not vested shall immediately vest. A change of control is deemed to occur if:
(i) any person becomes the beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or (ii) as a result of a proxy contest or contests or other forms of contested Shareholder votes, a majority of the individuals elected to serve on Covance's Board of Directors are different than the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested Shareholder votes; or (iii) when Covance's Shareholders approve a merger, consolidation (where in each case Covance is not the survivor thereof), sale or disposition of all or substantially all of Covance's assets, or a plan of partial or complete liquidation; or (iv) when an offerer (other than Covance) purchases shares of Covance's Common Stock pursuant to a tender or exchange offer for securities representing 20% or more of the combined voting power of the Company's outstanding securities.

    SHARES AVAILABLE. 3,250,000 shares of Common Stock may be issued as awards under the 2002 Plan. In addition, the following shares may be issued under the 2002 Plan: (i) shares that were available for issuance under the 2000 Plan but were not issued or subject to options granted under the 2000 Plan, (ii) shares that are forfeited under the 2000 Plan and shares that are not issued under the 2000 Plan because of the cancellation, termination or expiration of awards, and/or other similar events, (iii) shares that an employee tenders, or the Company has withheld, in payment of all or part of the exercise price under a stock option granted under the 2002 Plan or the 2000 Plan, or in satisfaction of tax withholding obligations or otherwise under either plan, and (iv) shares that are issued under the 2002 Plan which are subsequently forfeited in accordance with the terms of the award or an award agreement or shares that are not issued because of the cancellation, termination or expiration of awards and/or similar events under the 2002 Plan. The shares awarded under the 2002 Plan may be either authorized but unissued shares of Common Stock or treasury shares.

    UNITED STATES FEDERAL TAX TREATMENT. The following is a brief summary of the current United States Federal income tax rules generally applicable to options, stock awards and SARs. Options granted under the 2002 Plan may be either non-qualified options or incentive stock options qualifying under
Section 422 of the Code.

    NON-QUALIFIED OPTIONS. An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize ordinary income to the extent that the then fair market value of the Common Stock exceeds the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes ordinary income. Sale of the underlying shares of Common Stock will result in capital gain or loss (long-term or short-term depending on the optionee's holding period).

    INCENTIVE STOCK OPTIONS. Options under the 2002 Plan designated as incentive stock options ("ISOs") are intended to constitute incentive stock options under Section 422 of the Code. An optionee is not subject to Federal income tax upon either the grant or exercise of an ISO. If the optionee holds the shares of Common Stock acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss. To obtain favorable tax treatment, an ISO generally must be exercised within three months after termination of employment. The Company will not be entitled to a Federal tax deduction with respect to the grant or exercise of the ISO. If the optionee sells the shares acquired under an ISO before the expiration of the requisite holding period, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. However, if the disposition is by gift or by sale to a related party, the compensation income must be measured by the value of the shares at exercise over the option price. In the event of a disqualifying disposition, the Company will be entitled to a Federal tax deduction in the amount of the compensation income realized by the optionee. The option spread on the exercise of an ISO is an adjustment in computing alternative minimum taxable income, except that no adjustment is required if the optionee made a qualifying disposition of the shares in the same year as he or she is taxed on the exercise.

    STOCK AWARD. A grantee is not subject to Federal income tax upon the grant of a stock award. At the time of vesting, the grantee will realize compensation income (subject to withholding) based on the fair market value of the Common Stock on the vesting date. The amount of such income will constitute the grantee's tax basis in the incentive stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. Sale of the shares will result in a capital gain or loss (long-term or short-term depending on the grantee's holding period).

    STOCK APPRECIATION RIGHT. A grantee is not subject to Federal income tax upon the grant of an SAR. A grantee receiving cash upon exercise of the SAR will realize compensation income (subject to withholding) in the amount of cash received. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. If the grantee receives shares, the shares received are taxable as compensation income to the extent of the difference between their fair market value and the amount paid, if any, by the grantee for the shares.

    The Company encourages interested persons to review the complete text of the 2002 Plan which may be obtained by writing to the Office of the Secretary, 210 Carnegie Center, Princeton, NJ 08540. The 2002 Plan has also been filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and is available on the Company's website at www.covance.com.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 2002 EMPLOYEE EQUITY PARTICIPATION PLAN.

    Approval of the 2002 Employee Equity Participation Plan requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the meeting.

    NEW PLAN BENEFITS. No options, incentive shares or other awards have been awarded pursuant to the 2002 Plan and Covance cannot now determine the number or type of awards to be granted under the 2002 Plan to any individual or group.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

    The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2001 and has discussed with the Company's auditors, Ernst & Young

LLP ("Ernst & Young"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the auditors the auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young is compatible with maintaining Ernst & Young's independence.

    Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Members of the Audit and Finance Committee

Robert M. Baylis, Chair
Kathleen G. Murray
William C. Ughetta

AUDIT FEES

    The aggregate fees billed Covance by Ernst & Young for professional services for the review of the Company's annual financial statements for the year ended December 31, 2001 and review of the financial statements included in the Company's Quarterly Reports on Form 10-Q in 2001 was approximately $367,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no fees billed Covance by Ernst & Young for financial information systems design and implementation services in 2001.

ALL OTHER FEES

    The aggregate fees billed Covance by Ernst & Young for services other than Audit Fees described above for 2001 was approximately $470,000, and included services such as divestiture related audit work, statutory audit fees and tax related services.

                  REPORT OF THE COMPENSATION AND ORGANIZATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is currently comprised of three outside non-employee directors, is to consider and approve management's recommendations regarding the compensation of executive officers and employees of the Company, including the Chief Executive Officer, to administer the Company's executive compensation plans and to review and approve the base salaries, bonuses, equity incentive awards and other compensation of the executive officers and senior management employees of the Company, either individually or in the aggregate. The Compensation Committee has reviewed information that was provided by a compensation consulting firm in making its determinations with respect to compensation of the Company's executive officers for 2001.

    The Company's executive compensation program utilizes Company performance and individual performance as determinants of executive pay levels. The goals of the program are to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organization for which they are responsible, to attract key executives into the service of the Company, to maximize the retention of these executives and to create value for the Company's Shareholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits (including retirement programs and perquisites).

BASE COMPENSATION

    The Company's general policy is to target base cash compensation at approximately the 50th percentile of its peer group. Executive officer base salaries were reviewed by the Compensation Committee in fiscal 2001 and the Compensation Committee approved merit increases for all members of the Company's executive officers and employees and an increase for the Company's President and Chief Operating Officer in connection with his promotion.

BONUSES

    Pursuant to the Company's Variable Compensation Plan, performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of the achievement of specified individual accomplishments and business unit or corporate financial performance targets. Each participant in the Variable Compensation Plan is assigned a target award, expressed as a percentage of base salary, that is payable if the applicable performance criteria are met. Participants' awards are determined on the basis of his or her business unit's financial performance or, in the case of Corporate employees, the Company's financial performance, and an assessment of the participant's performance generally, including against the participant's stated goals and objectives. To incentivize management to achieve financial performance in excess of budgeted levels, the Variable Compensation Plan is designed to allow the Corporation's executive officers to earn annual bonuses of up to 200% of the target amount.

    The amounts payable under the Variable Compensation Plan to the Company's Chief Executive Officer, President and Corporate Senior Vice Presidents, including the Named Executives (as defined in the Summary Compensation Table), are determined on the basis of the individual's satisfaction of specified individual objectives and on the satisfaction of specified Company or business unit pre-bonus operating margin targets. In addition, in 2001 retention bonuses approved in 2000 of $150,000, $125,000, $125,000 and $100,000 were paid to
Messrs. Sullivan, Herring, Mills and Horgan, respectively. The actual bonuses earned with respect to 2001 by the Named Executives are disclosed in the Summary Compensation Table.

EQUITY-BASED COMPENSATION

    In 2001, the Compensation Committee approved the grant of restricted shares to the Company's Chief Executive Officer, President, Corporate Senior Vice Presidents and certain other employees under the 2000 Plan. Restricted shares granted to the Chief Executive Officer, President and Corporate Senior Vice Presidents under the 2000 Plan are subject to performance requirements except in unusual circumstances. Actual performance which is either higher or lower than targeted performance results in either an increase or decrease in the number of shares earned. The restricted shares granted to the Chief Executive Officer, President and Corporate Senior Vice Presidents will become 100% vested approximately three years after they are granted, if they are earned.

    The Compensation Committee also approved the grant of non-qualified stock options under the 2000 Plan to the Company's executive officers, as well as other employees. Typically, the Compensation Committee approves one annual grant early in the year. In 2001, however, because the Committee had authorized an out of cycle grant in November, 2000, the Committee did not approve an annual grant or any grant to its senior executive officers except for a promotion-related grant to the Company's President and Chief Operating Officer.

    The Compensation Committee consists of "outside directors" within the definition of Section 162(m) of the Internal Revenue Code -- Messrs. MacDonald, Lerner and Morris. Information regarding the number of restricted shares and stock options granted to each of the Named Executives is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2001 Table.

TOTAL COMPENSATION

    The Company's general policy is to target total compensation (base, bonus and equity grants) at market competitive levels. With respect to total cash compensation (base and bonus), the Company also seeks to ensure that it remains at a competitive level for its executive and senior management to enable the Company to attract and retain skilled management personnel.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Under the Variable Compensation Plan, Mr. Kuebler's bonus was determined on the basis of the assessment of the Compensation Committee of Mr. Kuebler's performance with respect to specified objectives approved by the Compensation Committee, the Company's operating margin, as well as quantitative and qualitative objectives. On the basis of these factors, Mr. Kuebler was awarded a bonus in the amount set forth in the Summary Compensation Table.

    In determining Mr. Kuebler's total compensation, the Compensation Committee considers the performance of the Company as discussed in connection with the Variable Compensation Plan. Because of an out of cycle stock option grant to Mr. Kuebler in November of 2000, the Compensation Committee did not award
Mr. Kuebler a stock option grant in 2001. Mr. Kuebler was awarded restricted shares of the Company's Common Stock in 2001, which award could be increased or decreased based on factors including earnings per share and growth in year end backlog. Information regarding the number of restricted shares and stock options granted to Mr. Kuebler is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2001 Table.

POLICY ON SECTION 162(M)

    Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four most highly compensated executive officers. An exception to this general rule exists for payments that are made pursuant to the attainment of one or more performance goals. While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its Shareholders.

    The report of the Compensation Committee on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended (collectively, the "Acts") except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

J. Randall MacDonald, Chair

Irwin Lerner

Nigel W. Morris

SUMMARY COMPENSATION TABLE

    The following table provides information regarding the cash and other compensation of those persons who, during the past year, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers of the Company (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION                      AWARDS
                                      --------------------------------------   ------------------------
                                                                               RESTRICTED    SECURITIES
        NAME AND                                              OTHER ANNUAL        STOCK      UNDERLYING      ALL OTHER
   PRINCIPAL POSITION        YEAR      SALARY     BONUS     COMPENSATION (1)   AWARDS (2)     OPTIONS     COMPENSATION (3)
-------------------------  --------   --------   --------   ----------------   -----------   ----------   ----------------
CHRISTOPHER A. KUEBLER       2001     $528,091   $447,738        $ 4,673       $676,350(4)     27,771          $ 9,350
Chairman, and                2000     $507,000   $308,954        $ 5,180       $675,000(5)    318,300          $22,190
  Chief Executive Officer    1999     $486,720   $162,871        $37,880       $657,321(6)     52,600          $68,182

JOSEPH L. HERRING            2001     $327,992   $356,657        $ 3,532       $375,750(4)     60,000          $ 9,350
President and                2000     $262,083   $123,341            -0-       $300,000(5)    105,000          $22,190
  Chief Operating Officer    1999     $221,893   $ 76,150            -0-       $ 39,250(7)     12,500          $19,562

STEPHEN J. SULLIVAN (8)      2001     $300,730   $367,879        $ 3,970       $300,600(4)        -0-          $18,172
Corporate Senior Vice        2000     $294,833   $143,489        $ 1,833       $300,000(5)     75,000          $22,190
  President and              1999     $167,342   $ 50,492            -0-       $140,675(8)     18,000          $14,980
  President, Clinical
  Support Services

F. JOHN MILLS (9)            2001     $274,495   $275,972        $ 3,181       $300,600(4)        -0-          $ 9,350
Corporate Senior Vice        2000     $266,500   $120,192        $ 3,150       $165,000(5)     85,000          $20,183
  President and              1999     $248,133   $ 62,852            -0-       $ 39,250(7)     17,500          $41,937
  President,
  Clinical Support
  Services

ALAN HORGAN                  2001     $250,392   $274,513            -0-       $300,600(4)        -0-          $37,491
Corporate Senior Vice        2000     $243,099   $104,323            -0-       $165,000(5)     60,000          $58,304
  President and              1999     $211,921   $ 30,445            -0-       $ 39,250(7)     11,000          $47,553
  President, Clinical
  Development Services

------------------------------

(1) The amounts shown for the Named Executives reflect tax reimbursement payments made to offset the inclusion in taxable income of the value of certain benefits.

(2) As of December 31, 2001, Messrs. Kuebler, Herring, Sullivan and Horgan and Dr. Mills held an aggregate of 58,500, 33,000, 26,000, 25,300, and 25,300 shares of restricted stock pursuant to the 2000 Plan, respectively, having an aggregate value on December 31, 2001 of $1,327,950, $749,100, $590,200,
    $574,310 and $574,310, respectively. As of December 31, 2001, an aggregate of 168,100 restricted shares were outstanding for the Named Executives, and the aggregate value of such shares was $3,815,870.

(3) Includes the following amounts contributed by Covance as matching contributions to such individuals' 401k Plan accounts for 2001: $9,350 for Messrs. Kuebler, Herring, Sullivan, and Dr. Mills. Mr. Horgan received a contribution of $37,491 to a U.K. based retirement plan in 2001. Also includes a reimbursement of $8,822 for Mr. Sullivan's relocation expenses in 2001.

(4) On February 22, 2001, Messrs. Kuebler, Herring, Sullivan, Horgan and
    Dr. Mills were granted 45,000, 25,000, 20,000, 20,000 and 20,000, incentive shares of Common Stock, respectively, subject to performance requirements and further adjustment. On February 21, 2002, the Compensation Committee certified that these requirements were met and the 2001 incentive awards were adjusted to award Messrs. Kuebler, Herring, Sullivan, Horgan and Dr. Mills an additional 18,000, 10,000, 8,000, 8,000 and 8,000 incentive shares of Common Stock, respectively. These shares will vest on December 31, 2003.

(5) On February 24, 2000, Messrs. Kuebler, Herring, Sullivan, Horgan and
    Dr. Mills were granted 45,000, 20,000, 20,000, 11,000 and 11,000, incentive shares of Common Stock, respectively, subject to performance requirements and further adjustment. On February 22, 2001, the Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced by 70%. These shares will vest on December 31, 2002. On February 21, 2002, the Compensation Committee certified that performance requirements relating to 2001 performance set forth in these incentive share agreements were met and as a result
    Messrs. Kuebler, Herring, Sullivan, Horgan and Dr. Mills were awarded an additional 1,350, 600, 600, 330, and 330 incentive shares of Common Stock, respectively. These shares will vest on December 31, 2002.

(6) Mr. Kuebler was granted 23,000 incentive shares of Common Stock as of February 25, 1999 subject to performance requirements and further adjustment. As of February 24, 2000, the Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced to 11,500. These shares vested on December 31, 2001. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on February 18, 1998 and certified by the Compensation Committee as met on February 25, 1999, the 1998 incentive award was adjusted to award Mr. Kuebler an additional 957 shares. These additional incentive shares vested on December 31, 2000.

(7) Each of Messrs. Herring, Horgan and Dr. Mills were granted 2,000 incentive shares of Common Stock, subject to restrictions, on August 1, 1999. These shares will vest on July 31, 2002.

(8) Mr. Sullivan began employment with Covance effective May 25, 1999.
    Mr. Sullivan was granted 6,800 incentive shares of Common Stock as of June 14, 1999 subject to performance requirements and further adjustment. As of February 24, 2000, the Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced to 3,400. These shares vested on December 31, 2001.

(9) Dr. Mills resigned as an officer of the Company at the end of 2001 but continues to serve as an employee.

STOCK OPTIONS

    The table below provides information regarding grants of stock options to the Named Executives during 2001.

                     OPTION GRANTS IN FISCAL YEAR 2001 (1)

                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES
                                                                                     OF STOCK PRICE APPRECIATION
                                                      INDIVIDUAL GRANTS                  FOR OPTION TERM (2)
                                           ---------------------------------------   ---------------------------
                            NUMBER OF        % OF TOTAL
                           SECURITIES      OPTIONS GRANTED   EXERCISE
                           UNDERLYING      TO EMPLOYEES IN    PRICE     EXPIRATION     GAIN AT        GAIN AT
NAME                     OPTIONS GRANTED     FISCAL YEAR       (1)         DATE           5%            10%
-----------------------  ---------------   ---------------   --------   ----------   ------------   ------------
Christopher A.
Kuebler................       27,771(3)         10.25%        $23.04     11/6/2004     $110,695      $  211,603
Joseph L. Herring......       60,000            22.15%        $18.80     11/6/2011     $709,393      $1,797,741
Stephen J. Sullivan....          -0-               --             --            --           --              --
F. John Mills..........          -0-               --             --            --           --              --
Alan Horgan............          -0-               --             --            --           --              --

----------------------------------

(1) Options were granted at exercise prices that were at the fair market value of the Company's Common Stock on the date of grant. No SARs were granted to any of the Named Executives in 2001.

(2) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the SEC, and therefore are not intended to forecast future appreciation of the Company's stock price.

(3) Represents a reload grant in connection with a stock-for-stock exercise in 2001.

2001 OPTION EXERCISES AND 2001 YEAR-END OPTION VALUES

    The following table provides information concerning exercises of stock options by Named Executives in 2001 and the value of unexercised stock options held at December 31, 2001 by the Named Executives.

                                                         AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                                               AND FISCAL YEAR-END OPTION VALUES
                                                 --------------------------------------------------------------
                                                      NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS HELD
                         SHARES                  OPTIONS AT FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($) (1)
                       ACQUIRED ON     VALUE     -------------------------------   ----------------------------
                        EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
NAME                       (#)          ($)           (#)              (#)             ($)             ($)
---------------------  -----------   ---------   --------------   --------------   ------------   -------------
Christopher A.
  Kuebler............    38,793      $ 253,904      386,299          340,890        $1,570,915     $4,190,895
Joseph L. Herring....    28,050      $ 357,992       57,500          126,950        $  233,300     $1,095,094
Stephen J. Sullivan..       -0-      $       0       36,810           56,190        $  308,682     $  626,718
F. John Mills........    29,423      $ 380,424       88,015           53,550        $  374,939     $  686,324
Alan Horgan..........    11,550      $  90,275       37,250           40,200        $  149,088     $  486,722

------------------------------

(1) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $22.70 of the Common Stock on December 31, 2001.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

    In December 1996, Covance adopted a non-qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including certain of the Named Executives. This plan is, in whole or in part, an unfunded, unsecured obligation of Covance and is administered by the Compensation Committee. As of February 11, 2002, seven executives were participating in the SERP.

    Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for certain Company executives, including the Named Executives). Retirement benefits to be provided under the SERP will be based on 40% of an executive's "Final Average Pay," defined as the average of an executive's base salary plus bonus, taking into account the highest five consecutive years of the executive's last ten years of employment with Covance or any subsidiary thereof. Under the terms of the SERP, executives may, with the approval of the Compensation Committee, elect to commence receiving reduced benefits prior to age 60, provided that they have completed at least five years of service with Covance or any subsidiary thereof and have attained age 55. Benefits commencing prior to age 60 will be reduced by 5% of the amount of benefits earned for each year prior to age 60. For example, at age 55, an executive with at least twenty years (or fifteen years, if applicable) of service may be eligible to receive 30% of Final Average Pay so long as the executive receives approval from the Compensation Committee.

    At retirement, the normal form of payment under the SERP will be monthly payments over the lifetime of the executive (or actuarially reduced joint and survivor benefits over the joint lives of the executive and a named beneficiary). Alternatively, the executive may elect under the SERP, subject to the approval of the Compensation Committee, the right to receive an actuarially determined lump-sum distribution from the SERP. Five years of service (as defined in the SERP) are required to vest in the SERP. As of December 31, 2001, each of the Named Executives had the following years of service credited pursuant to the SERP: Christopher A. Kuebler, seven years; Joseph L. Herring, two years; F. John Mills, two years and Stephen J. Sullivan, two years.

    In the event of a change of control of the Company, as defined in the SERP, each participant shall be credited with three additional years of service and age for purposes of the SERP, and the Company is obligated to purchase an annuity for the benefit of the SERP to fund its obligations under the SERP.

    Maximum annual benefits, based on at least twenty years of service and the Final Average Pay calculated under the straight life annuity option form of pension, payable to participants at ages 55 to 60 are illustrated in the table set forth below. The same benefits would apply for those participants eligible for full benefits with 15 years of service. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974, as amended.

                                 BENEFITS TABLE

                                    AGE (WITH AT LEAST 20 YEARS OF SERVICE)
        FINAL           ---------------------------------------------------------------
       AVERAGE
         PAY               55         56         57         58         59         60
---------------------   --------   --------   --------   --------   --------   --------
$ 100,000               $ 30,000   $ 32,000   $ 34,000   $ 36,000   $ 38,000   $ 40,000
$ 200,000               $ 60,000   $ 64,000   $ 68,000   $ 72,000   $ 76,000   $ 80,000
$ 300,000               $ 90,000   $ 96,000   $102,000   $108,000   $114,000   $120,000
$ 400,000               $120,000   $128,000   $136,000   $144,000   $152,000   $160,000
$ 500,000               $150,000   $160,000   $170,000   $180,000   $190,000   $200,000
$ 600,000               $180,000   $192,000   $204,000   $216,000   $228,000   $240,000
$ 700,000               $210,000   $224,000   $238,000   $252,000   $266,000   $280,000
$ 800,000               $240,000   $256,000   $272,000   $288,000   $304,000   $320,000
$ 900,000               $270,000   $288,000   $306,000   $324,000   $342,000   $360,000
$1,000,000              $300,000   $320,000   $340,000   $360,000   $380,000   $400,000
$1,100,000              $330,000   $352,000   $374,000   $396,000   $418,000   $440,000
$1,200,000              $360,000   $384,000   $408,000   $432,000   $456,000   $480,000

EMPLOYMENT AGREEMENTS

    In November 2001, Mr. Kuebler entered into an employment agreement with Covance. This agreement superceded Mr. Kuebler's prior employment agreement which was to expire in May 2002. The new agreement expires on or before November 7, 2005. The agreement includes provisions for an annual salary of no less than $531,498, with increases subject to the discretion of the Board; participation in the Variable Compensation Plan of Covance at a target level of no less than 65% of annual salary; and severance payments following a termination or a change in control substantially in accordance with the severance policy applicable to executive officers described below, except that Mr. Kuebler will receive three times his annual base salary and three times his annual target award of variable compensation in the event of termination for reasons other than cause. The agreement also provides that during the term of the agreement and for a period of one year thereafter, Mr. Kuebler will not become employed by or otherwise advise any business which competes with the business of Covance.

    Covance has entered into agreements pursuant to which it provided to its Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus the annual award of variable compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If an executive officer has not secured a suitable alternative vocation after one year he may be entitled to continue to receive salary payments for up to an additional year. An agreement between the Company and Mr. Herring, Covance's President and Chief Operating Officer, provides that he shall be entitled to two years base compensation and variable compensation award in the event he is terminated for reasons other than cause. All such executive officers will also be entitled to health and other benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to one and one-half years. Covance will also provide to all Corporate Senior Vice Presidents including the Named Executives, and Messrs. Kuebler and Herring, upon the termination of employment by Covance other than for cause, or the constructive termination, as defined in the agreements, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to three times the annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. In addition, such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his employment with Covance for any reason between the twelfth and thirteenth months of a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of 20% or more of the voting stock of Covance; as a result of a contested election a majority of the Covance Board members are different than the individuals who served on Covance's Board in the two years prior to such contested election; approval by Covance's Shareholders of a merger or consolidation in which Covance is not the survivor thereof; a sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation; or the purchase by an offeror of shares of Covance Common Stock pursuant to an exchange or tender offer.

    Effective the end of 2001, Dr. F. John Mills resigned as a Corporate Senior Vice President of the Company. Pursuant to an agreement with the Company, Dr. Mills will continue in the employ of Covance through January 3, 2003 and be paid salary at the rate of $275,834 per annum. Dr. Mills will be entitled to receive a bonus under the Company's Variable Compensation Plan for 2001 equal to the product of his bonus target and his salary, but will not be eligible for a bonus for service in 2002.

                   PERFORMANCE OF THE COMPANY'S COMMON STOCK

    The graph below provides an indicator of cumulative total Shareholder returns for the Company as compared with the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Health Care Index. The graph covers the period of time from January 14, 1997 (the start of "regular-way" trading) through December 31, 2001 and assumes that $100 was invested on January 14, 1997 in the Common Stock and each index.

                           TOTAL SHAREHOLDER RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       14-JAN-97  DEC-97  DEC-98  DEC-99  DEC-00  1-DEC
COVANCE INC                  100  100.64  147.48   54.75   54.43  114.94
S&P 500 INDEX                100  128.35  165.03  199.75  181.56  159.98
S&P HEALTH CARE INDEX        100  137.31  198.03  181.71  247.02  216.86

                      Base Period
   Company/Index       14 Jan 97    31 Dec 97   31 Dec 98   31 Dec 99   31 Dec 00   31 Dec 01
--------------------  -----------   ---------   ---------   ---------   ---------   ---------
Covance Inc.            100.00       100.64      147.48       54.75       54.43      114.94
S&P 500 Index           100.00       128.35      165.03      199.75      181.56      159.98
S&P Health Care
  Index                 100.00       137.31      198.03      181.71      247.02      216.86

                                    AUDITORS

    The Company has selected Ernst & Young LLP to serve as independent auditors for the Company for the calendar year 2002. Ernst & Young was approved by the Audit Committee on March 6, 2001 to replace PricewaterhouseCoopers LLP ("PwC") which had served as the Company's independent auditors since the Company's inception. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    PwC's reports on financial statements for 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles. During these two fiscal years and through March 6, 2001, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for 2000 or 1999.

                           PROPOSALS OF SHAREHOLDERS

    Proposals submitted by Shareholders for inclusion in the Proxy Statement for the 2003 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 19, 2002. Please address your proposals to James W. Lovett, Corporate Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate Directors for election, or present other business before the Shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after March 8, 2003 and not before February 6, 2003. If the Annual Meeting of 2003 is advanced by more than 30 days or delayed by more than 60 days from May 7, 2003, the anniversary date of this year's Annual Meeting, you must send notice not earlier than the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

                               OTHER INFORMATION

    One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

    Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with Shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $7,500, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

    A copy of the Company's 2001 Annual Report to Shareholders is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the 2001 Annual Report to Shareholders, please write to James W. Lovett, Corporate Vice President, General Counsel and Secretary at
Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233 to request a copy. In addition, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2001, as filed with the SEC, is available without charge upon written request.

                                      By Order of the Board of Directors

                                      [SIGNATURE]
                                      James W. Lovett
                                      Corporate Vice President,
                                      General Counsel and Secretary

Dated: March 19, 2002

    SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

                                  COVANCE INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2002

         The undersigned appoints Christopher A. Kuebler, William E. Klitgaard and James W. Lovett proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Tuesday, May 7, 2002 at 11:00 a.m., Eastern Standard Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and for proposals 2 and 3.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2 and 3.


YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


                 (Continued and to be signed on reverse side.)

                                  COVANCE INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


                                                              For     Withheld     For All Except
                                                              All        All      (Except nominee(s)
                                                                                   written below)

1.       Election of Directors
         NOMINEES:  J. RANDALL MACDONALD,
           KATHLEEN G. MURRAY AND WILLIAM C. UGHETTA
                                                              --------------------------------------


                                                              For     Against   Abstain

2.       Approval of 2002 Employee
         Equity Participation Plan.

3. To act upon such other matters as may properly come before the Annual Meeting.



                                                     The undersigned acknowledges receipt of the
FOR INFORMATION ONLY:                                Notice of Annual Meeting of Shareholders and
CHECK HERE IF YOU PLAN TO ATTEND                     of the Proxy Statement.
THE MEETING.
                                                                     Dated: _______________, 2002
IF YOUR SHARES ARE HELD WITH A BROKER
OR OTHER THIRD PARTY, PROOF OF STOCK                 Signature(s) _______________________________
OWNERSHIP WILL BE REQUIRED TO ATTEND
THE ANNUAL MEETING.                                  ____________________________________________
                                                     Please sign exactly as your name appears.
                                                     Joint owners should each sign personally.
                                                     Where applicable, indicate your official
                                                     position or representation capacity.